                                                                   EXHIBIT 10.10

                             AMENDED AND RESTATED
                               LICENSE AGREEMENT

     This Amended and Restated License Agreement ("Agreement") is made effective as of October 1, 1999, between X10 Ltd., a Bermuda corporation ("Licensor"), and X10 Wireless Technology, Inc., a Delaware corporation ("Licensee").

                                   RECITALS

     A. Licensor has developed technology for use in powerline-, telephone- and infrared-based home and small office networking products, which is described in greater detail in Section 1 below;

     B. Licensor is the owner of certain patents, copyrights, trade names, logos, trademarks and service marks used in connection with such technology, which are described in greater detail in Section 1 below;

     C. Licensee is in the business of designing, developing, marketing, selling and distributing broadband wireless- and powerline-based home and small office networking products, which are described in greater detail in Section 1 below;

     D. Licensee wishes to have the exclusive, worldwide right to use such patents, copyrights, trade names, logos, trademarks and service marks, and the non-exclusive, worldwide right to market, distribute and sell products utilizing such technology and to use such technology in the design, development, marketing, sale and distribution of Licensee's products worldwide;

     E. Licensor is willing to grant such a license on the terms provided in this Agreement;

     F. Licensee and Licensor have previously entered into that certain License Agreement (the "License Agreement") dated as of October 1, 1999, pursuant to which Licensor licensed to Licensee certain technology, intellectual property rights and products related to powerline-based home and small office networking;

     G. The License Agreement did not fully set forth the entire understanding between the parties with respect to technology, Intellectual Property Rights (as defined below) and products transferred under the License Agreement; and

     H. The parties now wish to amend and restate the License Agreement in order to clarify and memorialize the correct understanding of the parties with respect to the technology, Intellectual Property Rights and products transferred under the License Agreement and to further describe the obligations and practices of the parties in connection therewith.

                                   AGREEMENT

     In consideration of the foregoing, the mutual covenants and conditions contained in this Agreement and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

     1. Definitions. As used in this Agreement, the terms listed below, when they appear with their initial letters capitalized, shall have the following meanings:

          a. "Affiliate" means any corporation or other person or entity that directly or indirectly controls, or is directly or indirectly controlled by, or is under common control with Licensor or Licensee, as the case may be.

          b. "Intellectual Property Rights" include any and all rights in any jurisdiction under any patents (including any extension, reexamination, reissue, continuation, or renewal patents), copyrights (including any renewal thereof), mask work rights, trade secrets, trademarks (including any registrations and the goodwill associated therewith), trade dress, moral rights, or foreign equivalents of the foregoing, and any other intellectual property or proprietary rights of any nature.

          c. "Licensed Technology" means any and all ideas, concepts, inventions, designs, hardware and software, or other proprietary information of Licensor now or hereafter used or applied in the design, development or manufacture of the Products, including without limitation the libraries and databases of electronic codes and other information used to make Products compatible with electronic equipment used in homes and offices, including, without limitation, the libraries of infrared codes and of designs of application-specific integrated circuits and printed circuit boards, those patents and patent applications listed on Exhibit A attached hereto, and the Intellectual Property Rights in the Products.

          d. "Licensor Marks" means all copyrights, trade names, logos, trademarks and service marks now or hereafter owned by Licensor, including without limitation "X-10", "X10" and similar marks. The Licensor Marks, as they presently exist, are described in greater detail on Exhibit A attached hereto.

          e. "Products" means all products now or hereafter designed, developed, manufactured, marketed, sold or distributed by Licensor or Licensee, or their Affiliates (only to the extent that such products relate to or are required for powerline-, infrared- or telephone-based networking), together with any and all future modifications, changes, improvements and replacements to such products. The Products currently include, without limitation, the products that are listed on Exhibit B attached hereto.

     2.   Grant of License.

          a.   Scope of License.  Licensor grants to Licensee:

               (i) a perpetual, fully-paid, worldwide license to use the Licensed Technology to use, design, develop, make, manufacture, modify and create derivative works from the Products,

                                       2.

               (ii) a perpetual, fully-paid, worldwide license to use, make, manufacture, market, distribute and sell the Products, and

               (iii) a perpetual, exclusive (even as to Licensor, except as provided herein), fully-paid, worldwide license to use the Licensor Marks in connection with the exercise of the rights granted to Licensee under subsections
(i) and (ii) above and for any other purpose including, without limitation, the right to use the Licensor Marks in any media whether now known or hereafter developed.

Licensee shall have the right to assign its rights and obligations described in this Agreement as provided in Section 5.a below, and the right to sublicense the rights granted in this Section 2.a to third parties as provided in Section 5.c below, subject to the terms and conditions set forth in this Agreement.

          b. Exclusivity. Licensor agrees that, during the Term of this Agreement, the licenses granted in subsections (i) and (ii) of Section 2.a shall be exclusive to Licensee (even as to Licensor, except as provided in this Section 2.b); provided, however, that:

               (i) Licensor may use the Licensed Technology to develop, manufacture and sell Products on behalf of Licensee pursuant to the terms and conditions of other agreements entered into by Licensor and Licensee; and

               (ii) Licensor may manufacture, market and sell Products that do not bear the Licensor Marks, other than products in that certain Bill of Sale and Assignment dated as of October 1, 1999 between Licensor and Licensee or any improvements thereof developed by Licensee, to resellers of Products that are
(a) customized for such resellers, (b) bundled with or incorporated into other products of the resellers or (c) private-labeled for the resellers. Licensor shall not enter into direct or indirect competition with Licensee with respect to the sale or distribution of Products either to end-users or resellers, except as permitted in this Section 2.b.

          c. Ownership. As between Licensor and Licensee, Licensor shall have title to and interest in and to the Licensed Technology and all Products designed and developed exclusively by Licensor. As between Licensor and Licensee, Licensee shall have all right, title and interest in and to any modifications and improvements created through Licensee's modifications or improvements to Products owned by Licensor ("Licensee-Modified Products"), excluding and subject to Licensor's ownership of the underlying Products including, without limitation, all Intellectual Property Rights therein. Licensee shall have the right, using in-house or outside legal counsel, to (i) prepare, file, prosecute, maintain and extend patent applications and patents concerning all such Licensee-Modified Products, and (ii) prepare and file for copyright registration for any original works of authorship in countries throughout the world; provided, however, that Licensee shall bear the costs relating to such activities. Licensor acknowledges and agrees that all Licensee-Modified Products shall be the sole and exclusive property of Licensee, and that the parties do not intend to be joint owners for copyright, patent and other intellectual property purposes with respect to the Licensee-Modified Products or any portion thereof. During and after the Term of this Agreement, Licensor will sign and deliver to Licensee any further documents, including patent or copyright assignments or applications, to permit Licensee to exercise its rights pursuant to this Agreement.

                                       3.

     3. Delivery of and Access to Licensed Technology. On a regular basis and, in any event, no less than once per calendar quarter, Licensor shall communicate to Licensee, for the period since the last such communication, (i) all modifications and additions made to the Licensed Technology, (ii) any modifications to existing Products or development of new Products, with brief descriptions of each, and (iii) any modifications to existing Licensor Marks or creation of new Licensor Marks. Licensee shall have reasonable access to Licensor's engineers and facilities in order confirm such modifications.

     4. Consideration. As consideration for the license and other rights granted to Licensee under this Agreement, the cancellation of a promissory note held by Licensor in the principal amount of $1,024,300 and the execution and delivery by Licensor of the other agreements between Licensor and Licensee that are effective on even date herewith, Licensee has issued to Licensor Ten Million (10,000,000) shares of common stock of Licensee.

     5.   Confidentiality.

          a. Confidential Information. "Confidential Information" shall consist of all information and materials clearly identified in writing as Confidential Information including, without limitation, formulas, methods, know how, processes, designs and new Products.

          b. Confidentiality Obligations. Each party shall at all times, both during and after the term of this Agreement, hold both its Confidential Information and the Confidential Information of the other party in the strictest confidence, and shall not use such Confidential Information for any purpose other than as may be reasonably necessary for the performance of its duties under this Agreement. Each party shall disclose Confidential Information only to its employees and third parties who have a need to know such information for purposes of performance under this Agreement and who have executed confidentiality agreements with such party sufficient to cover the Confidential Information disclosed. In addition, during the Term of this Agreement, Licensor agrees not to disclose any of its Confidential Information to any third party without Licensee's prior express written consent. The confidentiality provisions of this Section 5 shall not apply to any information that is or becomes generally available to the public through no fault of the party seeking to disclose the information, or any information properly obtained from a completely independent source under no obligation of confidentiality. These restrictions also shall not apply to prohibit disclosure of Confidential Information (x) as required by applicable disclosure laws; or (y) in connection with a court order requiring disclosure, in which case the party under order must provide immediate notice of such order to the other party and cooperate in any attempt to quash such order.

     6.   Assignment and Sublicensing.

          a. Assignment by Licensee. With the prior written consent of Licensor, which consent shall not be unreasonably withheld, Licensee may assign this Agreement to any third party, provided such third party agrees to be bound by all of the terms and obligations of this Agreement. Licensor may withhold consent to such assignment if Licensor reasonably believes such third party will be unable or unwilling to perform Licensee's obligations under this Agreement. Notwithstanding the foregoing, Licensee may assign this Agreement to an Affiliate of Licensee without the prior consent of Licensor, provided such Affiliate agrees to be bound by all of the terms

                                       4.

and obligations of this Agreement. Any attempted transfer in violation of this
Section 5.a shall be void and of no effect.

          b. Assignment by Licensor. With the prior written consent of Licensee, which consent shall not be unreasonably withheld, Licensor may assign this Agreement to any third party in connection with any sale of the Products, the Licensed Technology and the Marks to such third party, provided such third party agrees to be bound by all of the terms and obligations of this Agreement. Licensee may withhold consent to such assignment if Licensee reasonably believes such third party will be unable or unwilling to perform Licensor's obligations under this Agreement. Any attempted transfer without such consent shall be void and of no effect.

          c. Sublicense. Licensee shall have the right to grant one or more sublicenses of any of the rights granted in Section 2.a above to any third party or parties including, without limitation, directly to any End-User or indirectly through multiple tiers of third parties such as agents, resellers, manufacturers, distributors or dealers, in any territory or country, without restriction to any language or localization. The execution of a sublicense agreement by Licensee, however, will not relieve Licensee of any obligation to Licensor hereunder. Licensor shall not sublicense any of the rights granted in
Section 2.a above to any third party without the express written consent of Licensee.

     7. Warranties of Licensor. Licensor represents and warrants that (a) Licensor is the sole owner, free and clear of all liens, charges, claims and restrictions, of the Licensed Technology and the Licensor Marks; (b) the Licensed Technology, the Licensor Marks and the Products, and the Intellectual Property Rights contained therein, do not infringe upon any rights of any third parties (excluding any patents or filed patent applications), and to its knowledge, do not infringe upon any rights of any third parties; (c) Licensor has the right to grant the rights granted to Licensee in this Agreement; and (d) Licensor has not previously granted, assigned or otherwise transferred any rights to any third party that conflict with, or in any other way encumber, its right to use or grant the licenses granted in this Agreement. Licensor represents and warrants to Licensee that, where appropriate and customary, the Intellectual Property Rights in the Licensed Technology, the Products and the Licensor Marks have been registered. Licensor shall maintain such registrations at its own expense.

     8.   Indemnity.

          a. Indemnification. Each party (the "Indemnifying Party") shall defend, indemnify and hold the other party and its officers, directors, agents, customers and sublicensees harmless from and against any loss, damage, injury, liability, claims, causes of action or other expense, including reasonable attorneys' fees involved in the defense of any such action, that the other party may suffer arising out of or resulting from a claim that any Product belonging to the Indemnifying Party (or its Affiliates) infringes any patent, copyright, trademark, trade secret or other Intellectual Property Right held by any third party. If there is such a claim or if, in the Indemnifying Party's opinion such a claim is likely to occur, the other party agrees to permit the Indemnifying Party, at the Indemnifying Party's expense and at its option, either to procure for the other party a right to continue using the infringing Product or to replace it with a non-infringing Product or modify it so it becomes non-infringing; provided, however, that any such replacement or modification will be equivalent in form and function to the Product that is replaced or modified.

                                       5.

          b. Indemnification Procedure. In the event the Indemnifying Party is obligated to indemnify the other Party (the "Indemnified Party") under this Agreement, the Indemnified Party will, as soon as is reasonably practicable, (i) provide the Indemnifying Party with prompt written notice of any claim for which indemnification is required, (ii) tender the defense of any such claim to the Indemnifying Party, (iii) provide full cooperation for such defense at the Indemnifying Party's expense, and (iv) not settle without the Indemnifying Party's prior written approval, not to be unreasonably withheld. Notwithstanding the foregoing, failure to give prompt notice as required by this Section 8.b. shall not preclude any claim for indemnification unless such failure has the effect of the prejudicing the rights of the Indemnifying Party with respect to such claim. The Indemnified Party may participate in any such defense or settlement with counsel of its own choosing at its expense.

     9.   Term and Termination.

          a. Term. The term of this Agreement (the "Term") shall commence on the date hereof and continue in effect until December 31, 2019. Thereafter, the Term shall automatically be renewed for subsequent five-year terms unless and until terminated by Licensee by written notice to Licensor at least ninety (90) days prior to the expiration of the preceding term or as otherwise provided herein.

          b.   Survival.  The provisions of this section and Section 2.a,
Section 2.c, Section 5, Section 6.c, Section 7, Section 8, Section 12, Section 13, Section 14 and Section 15 shall survive termination or expiration of this Agreement for any reason.

     10. Notices. All notices or other communications hereunder shall be in writing and shall be made by hand delivery, internationally-recognized overnight courier, electronic mail or registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

          X10 Wireless Technology, Inc.:     X10 Wireless Technology, Inc.
                                             15200 52nd Avenue South
                                             Seattle, WA  98188-2335
                                             Attn:  Chief Financial Officer
                                             e-mail: wade@x10.com

          X10 Ltd.:                          Room 1103-4,
                                             Hilder Center
                                             2 Sung Ping Street
                                             Hunghom, Kowloon,
                                             Hong Kong
                                             e-mail: gseow@ibm.net

or at such other address as shall be furnished by either of the parties by like notice, and such notice or communication shall be deemed to have been given or made as of the date so delivered, if delivered personally, one (1) day after deposit with a internationally-recognized overnight courier, and three (3) calendar days after so mailed, if sent by registered or certified mail.

                                       6.

     11. Entire Agreement. This Agreement constitutes the entire agreement between the parties with regard to the subject matter hereof, and supersedes all prior arrangements and negotiations between the parties. This Agreement may be modified or amended only by mutual written consent of the parties; provided, however, that after the effective date of the Licensee's first firm commitment underwritten public offering of its securities registered under the Securities Act of 1933, as amended, any such modification or amendment shall be effective only if it is approved by a majority of the directors serving on the Audit Committee of the Board of Directors of Licensee.

     12. Waiver. Failure by either party to enforce at any time any term or condition under this Agreement shall not be a waiver of the right to act on the failure of such term or condition and shall not impair or waive that party's right thereafter to enforce each and every term and condition of this Agreement.

     13. Governing Law. This Agreement will be governed and construed in accordance with the laws of the State of Washington as applied to transactions taking place wholly within Washington between Washington residents. The parties hereby expressly consent to the exclusive personal jurisdiction of and venue in the state and federal courts located in King County, Washington for any lawsuit filed there arising from or related to this Agreement. Notwithstanding the foregoing, however, Licensee may bring an action for injunctive or equitable relief in any jurisdiction it deems reasonably necessary to protect its proprietary rights. This Agreement shall not be subject to or governed by the United Nations Convention on Contracts for the International Sale of Goods, which is specifically disclaimed by the parties. All actions and proceedings regarding this Agreement shall be conducted in the English language.

     14. Severability. If any portion of this Agreement shall be held invalid or inoperative, then, so far as is reasonable and possible, the remainder of this Agreement shall be considered valid and operative, and effect shall be given to the intent manifested by the portion held invalid or inoperative.

     15. Attorneys' Fees. The substantially prevailing party in any action between the parties which is based on this Agreement or any document related hereto shall have its reasonable attorneys' fees and other costs incurred in such action or proceeding including any incurred for pre-suit, trial, arbitration, post-judgment and appeal, paid by the other party.

     16. Further Assurances. From and after the date of this Agreement, upon the request of either Party, the other Party shall execute and deliver such instruments, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

     17. Waiver of Conflicts. Each party to this Agreement acknowledges that Cooley Godward LLP ("Cooley Godward"), outside general counsel to Licensee, represents only Licensee with respect to the matters contained in this Agreement and does not represent Licensor in connection herewith. Licensor understands that and agrees that it should not rely upon the advice of Cooley Godward with respect to the matters contained herein, and that it has had adequate opportunity to obtain the advice of independent legal counsel with respect to the matters contained in this Agreement.

                                       7.

     In Witness Whereof, the parties have executed this Amended and Restated License Agreement as of the date set forth below.

LICENSOR:                                 LICENSEE:
X10 Ltd., a Bermuda corporation           X10 Wireless Technology, Inc., a
                                          Delaware corporation

By /s/ George Stevenson                   By /s/ Wade Pfeiffer
  ----------------------------------        ----------------------------------
George Stevenson, President               Wade Pfeiffer, Chief Financial Officer

Dated: August 9, 2000                     Dated: August 9, 2000

                                       8.

                                   EXHIBIT A

                    Licensed Technology and Licensor Marks

The Licensed Technology and Licensor Marks include, without limitation, the following:

Patent Applications:

Appliance Control System (No. 09/364714)

Registered Trademarks and Trademark Applications:

Robodog (No. 2,324,064)
X10 (No. 75/855997)
X-10 and Design
X-10 (No. 1,146,071)

Common Law Trademarks:

X-10
X10
X10 Pro
Powerhouse
X10 Powerhouse
Activehome
PowerHorn
Powermid
Sundowner
Mini Controller
Maxi Controller
The Timer
Sixteen Plus
Two Plus
Powerflash
RoboDog
OnGuard
PalmPad
HomePlate
SuperSocket
SuperREMOTE
ActiveRooms
SoftSwitch
Virtual Wiring
NITEowl
Homeplate Gold
SlimLite
PowerFlash

Protector Plus
Monitor Plus
Big Red
Super Remote
Super Socket



[Logos:]

[LOGO OF X10(R)]          [LOGO OF X10(R)]        [LOGO OF X10 POWERHOUSE]     [LOGO OF X10 PRO(R)]

[LOGO OF X10 PRO(TM)]     [LOGO OF X10(R) PRO     [LOGO OF X10(R) PRO]

                                   EXHIBIT B

                                   Products

Home Automation Controllers

     Wireless Remote Control System RC5000 (includes RT504 and RR501)
     8 Button Remote Control RT504
     PalmPad(TM) 8 Button Remote Control HR12A
     Wireless Remote Control System RC6500 (includes KC674 and TM751)
     2 Button Remote Control KC674
     Stick-A-Switch(TM) Wireless Wall Switch RW684, 2 unit Stick-A-Switch(TM) Wireless Wall Switch RW694, 4 unit Stick-A-Switch(TM) Wireless Wall Switch RW724, 3 unit + Bright/Dim Mini Controller MC460
     Maxi Controller SC503
     SUNDOWNER(TM) SD533
     Dual-Floodlight Motion Detector PR511
     Mini Timer MT522
     Mini Timer MT10A
     Telephone Responder TR551
     Telephone Responder TR16A
     Home Automation Interface CP290 (for IBM PC compatibles)
     Two-Way Universal Computer Interface CM11A (for IBM PC compatibles) Thermostat Set-Back TH2807

Home Automation modules

     Lamp Module LM465
     2-Way Lamp Module LM14A
     Wall Switch Module WS467
     3-Way Wall Switch WS4777 (includes WS477 Master Switch and CS277 Companion Switch)
     Appliance Module AM486 (2 pin polarized)
     2-Way Appliance Module AM14A (2 pin polarized)
     Appliance Module AM466 (3 pin grounded)
     2-Way Appliance Module AM15A (3 pin grounded)
     SuperSocket(TM) Split Receptacle Module SR227
     Heavy Duty 220V Appliance Module HD243 (15 A)
     Heavy Duty 220V Appliance Module HD245 (20 A)
     Remote Controlled Chime Module SC546
     Universal Module UM506
     Screw-in Lamp Module SL575
     SocketRocket(TM) Miniature Screw-in Lamp Module LM15A
     Two-Way Wireless Transceiver/Appliance Module RR501

     Wireless Transceiver/Appliance Module TM751
     3-Way Fluorescent Wall Switch Module WS13A
     Decorator Dimmer Switch Module WS14A

Home Entertainment Products

     POWERMID(TM) Infrared Remote Extender PM5900
     POWERMID Infrared Transmitter ST539
     POWERMID Infrared Receiver RE549
     POWERMID Infrared Extender RX569
     Infrared Gateway Controller IR543
     TV Buddy Universal TV Remote UR41A

Security Products

     Protector Plus 7 Piece Security System with Voice Dialer DS7000 Protector Plus Security Console/Voice Dialer System VS5600 (PS561 and SH624)
     Monitor Plus Monitored 7 Piece Security System with Digital Communicator DC8700
     DC821 Monitored Console
     Security/Home Automation Remote Control SH624
     Key Chain Remote KF574
     Key Chain Remote KR10A
     Door/Window Sensor DW534
     Door/Window Sensor DS10A
     Motion Detector SP554A
     Motion Detector MS10A
     POWERHORN Remote Siren PH508
     POWERHORN Remote Siren SH10A
     POWERFLASH Burglar Alarm Interface PF284
     Smart RF Repeater SR731

Personal Security Products

     Personal Assistance Security Console/Voice Dialer with Heart-Shaped Panic Pendant PA5800
     Personal Assistance Security Console with Digital Communicator PC9200 PC902 Monitored Console
     Water-Resistant Call Pendant HP564A
     Big Red(TM) Panic Button KR15A
     Wrist Watch Panic Button WR10A
     Panic Alarm System ORCA 2000
     RoboDog(TM) Barking Dog Alarm PK9000
     Outdoor Motion Detector for use with RoboDog DM10A